Exhibit 10.1

DEBT RESTRUCTURING AGREEMENT

THIS DEBT RESTRUCTURING AGREEMENT (this “Agreement”), dated May 28, 2026, is entered into by and between zSpace, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Holder”).

WHEREAS, the Holder holds (1) a senior secured convertible note issued by the Company on April 11, 2025 in the original principal amount of $13,978,495 (the “First Note”), for which $789,110 of principal remains outstanding as of the date hereof, and (2) a senior secured convertible note issued by the Company on March 16, 2026 in the original principal amount of $4,301,075 (the “Second Note,” and, together with the First Note, the “Notes”), for which the entire principal remains outstanding as of the date hereof;

WHEREAS, the Company has requested that the Holder (a) convert the entire principal amount and all other owed amounts of the First Note and certain owed amounts of the Second Note into shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), and (b) agree to amend the Second Note, in each case pursuant to, and subject to the conditions of, this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto hereby agree as follows:

1. Debt Conversion AND AMENDMENT.

(a) Conversion. The Holder agrees, subject to the conditions set forth herein, to convert into shares of Common Stock (collectively, the “Conversion Shares”) $2,000,000 of outstanding principal and other owed amounts of the Notes, consisting of (i) $789,110 of outstanding principal and the other owed amounts of the First Note as set forth on Exhibit A attached hereto, the line items and aggregate of which shall be updated and confirmed in writing by the parties hereto on or prior to the Closing Date (as defined below) (the aggregate amount of such outstanding principal and other owed amounts, the “First Note Converted Amount”), and (ii) an aggregate amount of interest and Make-Whole Amounts (as defined in the Second Note) of the Second Note equal to $2,000,000 minus the First Note Converted Amount (such conversions, collectively, the “Debt Conversion”), in the Closing (as defined below) at a fixed conversion price equal to 150% of the closing price of the Company’s Common Stock as quoted on the OTC Markets on the trading day immediately preceding the Closing Date. The number of shares of Common Stock issuable to the Holder pursuant to the Debt Conversion shall be equal to $2,000,000 divided by such conversion price, rounded up to the nearest whole share in the event that a fractional share would result from such conversion.

(b) Amendment. Effective as of the Closing Date, the Second Note shall be amended to include the terms set forth in Section 2 hereof (as amended, the “Amended Note”).  In the event of any conflict between the terms in Section 2 and the terms of the Second Note prior to giving effect to the amendment contemplated by this Section 1(b), the terms set forth in Section 2 shall control.

(c) Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby shall take place at a closing (the “Closing”, and the date thereof, the “Closing Date”) to be held on or before May 28, 2026, at 10:00 a.m., local time, at the offices of the Company, or at such other time, date or place as the parties may agree upon in writing. The Closing shall be conditioned upon the simultaneous closing of the debt restructuring transactions (the “Fiza Restructuring”) between the Company and Fiza Investments Limited. The terms of the Fiza Restructuring shall be no more favorable than the terms set forth herein and shall otherwise be reasonably satisfactory to the Holder.

(d) Cancellation of First Note. Upon and after the Closing and the issuance of the Conversion Shares attributable to the First Note Converted Amount, all obligations of the Company under the First Note shall automatically, and without further action, terminate and be null and void, and the First Note shall be deemed fully satisfied, discharged, and canceled. The Holder hereby acknowledges and agrees that, following the Closing, it shall have no further right, title, or interest in or to the First Note and shall have no further claims against the Company arising out of or relating to the First Note or any amounts previously owed thereunder.

(e) Restricted Securities; Legend. Unless restricted legends are not required pursuant to Section 6(b) hereof, Conversion Shares shall be “restricted securities” under U.S. federal securities laws inasmuch as they will be acquired in a transaction not involving a public offering, and under such laws and applicable regulations such Conversion Shares may be resold without registration only in certain limited circumstances. The certificates or book-entry records evidencing such Conversion Shares will bear appropriate legends regarding these restrictions, including the following (or substantially similar) legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

(f) Resale Restrictions. In the absence of an effective registration statement covering the Conversion Shares, the Conversion Shares may only be resold in accordance with Regulation S, Rule 144, or in a transaction otherwise exempt from registration. The Holder agrees not to make any direct or indirect disposition, sale, transfer, pledge, or hedge (including by way of short selling) of any Conversion Shares unless (a) there is a registration statement declared effective by the SEC with respect to the Conversion Shares to be transferred and no stop order is then in effect, or (b) the transfer is made under a valid exemption from registration under the Securities Act.

2. Amended note.

(a) Conversion Moratorium. For a period of nine (9) months following the Closing Date (the “Moratorium Period”) and as long as there is no Event of Default (as defined in the Amended Note) that remains uncured, the Holder shall not exercise, and shall have no right to exercise, any conversion right under the Amended Note, and the Company shall have no obligation to issue any shares of Common Stock or other equity securities of the Company in respect thereof during such period. Any purported exercise of a conversion right under the Amended Note during the Moratorium Period shall be null and void and of no force or effect.

(b) Repayment Schedule. Commencing on the date that is nine (9) months after the Closing Date (the “First Installment Date”), and on the same day of each calendar month thereafter, the Company shall repay the Amended Note in nine (9) equal consecutive monthly installments of combined principal, interest and Make-Whole Amounts (as defined in the Amended Note), if any, with the final installment due on the date that is eighteen (18) months after the Closing Date. Each installment shall be in an amount equal to the total outstanding principal, accrued interest and Make-Whole Amounts under the applicable Amended Note as of the First Installment Date, divided by nine (9). All payments shall be made in lawful money of the United States by wire transfer of immediately available funds to an account designated in writing by the Holder.

3. Representations and Warranties of Company.

The Company hereby represents and warrants to the Holder as follows:

(a) Capitalization; Conversion Shares. As of the date hereof, the Company has authorized capital stock sufficient to issue all Conversion Shares and all shares of Common Stock issuable under the Amended Note, in each case as contemplated by this Agreement. All of the issued and outstanding shares of the Company’s capital stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, and nonassessable. The Conversion Shares, when issued in accordance with this Agreement, and the shares of Common Stock issuable under the Amended Note, when issued thereunder, have been duly authorized and, when issued, will be validly issued, fully paid, and nonassessable shares of Common Stock.

(b) Authorization; Binding Agreement. The Company has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Company to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and this Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, and does not conflict with, result in a breach or violation of, or constitute (or with notice or lapse of time or both constitute) a default under any instrument, contract, or other agreement to which the Company or any of its subsidiaries is a party.

(c) SEC Filings. The Company has made available to the Holder true and complete copies of all periodic reports, registration statements, and proxy statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) and/or posted on the OTC Markets. Each of such filings, as of its filing or posting date, complied in all material respects with the applicable requirements and did not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which such statements were made.

(d) Compliance with Laws. Since January 1, 2026, the Company has conducted its business in compliance in all material respects with all applicable laws, rules, and regulations, except as would not reasonably be expected, singly or in the aggregate, to be materially adverse to the business, assets, or financial condition of the Company.

4. Representations and Warranties of the Holder.

The Holder represents and warrants to the Company as follows:

(a) Authorization; Title to Notes. The Holder has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. The Holder represents and warrants that it is the sole legal and beneficial holder of the Notes. All acts required to be taken by the Holder to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid, and binding obligation of the Holder enforceable in accordance with its terms.

(b) Review of Company Information. The Holder has reviewed such information regarding the Company as it has deemed necessary or appropriate to make an informed investment decision with respect to the transactions contemplated hereby.

(c) Opportunity to Inquire. The Holder has been given the opportunity to ask questions and receive answers from the officers and directors of the Company and to obtain additional information from the Company.

(d) Investment Sophistication. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company’s securities and has obtained, in its judgment, sufficient information about the Company to evaluate the merits and risks of its securities.

(e) Reliance on Company Representations. The Holder is relying solely on the representations and warranties contained in Section 3 hereof and in any certificates delivered at Closing in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, and no oral representations or warranties of any kind have been made by the Company or its officers, directors, employees, or agents to the Holder.

(f) Investment Intent; Accredited Investor Status. The Holder represents, warrants, and agrees that: (i) the Conversion Shares it receives will be acquired for investment purposes only, for its own account or for the account of controlled affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (ii) it is not a party to any undisclosed contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations with respect to any of the Conversion Shares; (iii) it has not been formed for the specific purpose of acquiring the Conversion Shares; (iv) it has received or has had full access to all information it considers necessary or appropriate for deciding whether to accept the Conversion Shares; (v) it is financially sophisticated, is able to fend for itself, can bear the economic risk of the investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Shares; and (vi) it is an “accredited investor” within the meaning of current SEC rules.

5. Conditions.

(a) Conditions to Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i) The representations and warranties of the Holder set forth in Section 4 hereof shall be true and correct as of the date hereof and as of the Closing Date.

(ii) The Holder shall have taken all corporate and other actions necessary to authorize and consummate the transactions contemplated by this Agreement, and shall have obtained all consents, approvals, and authorizations of any governmental or regulatory authority or other third party required in connection therewith.

(iii) All governmental or regulatory authorizations, approvals, or permits required for the issuance of the Conversion Shares shall have been obtained.

(b) Conditions to the Holders’ Obligations. The obligations of the Holder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i) The representations and warranties of the Company set forth in Section 3 hereof shall be true and correct as of the date hereof and as of the Closing Date.

(ii) The Company shall have taken all corporate and other actions necessary to authorize and consummate the transactions contemplated by this Agreement, and shall have obtained all consents, approvals, and authorizations of any governmental or regulatory authority or other third party required in connection therewith.

(iii) The Holder shall have received from counsel to the Company an opinion in form and substance reasonably satisfactory to the Holder setting forth the basis for issuance without restrictive legends of the Conversion Shares converted from the First Note Converted Amount pursuant to Rule 144.

6. COVENANTS.

(a) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, in the event that any issuance of Conversion Shares to the Holder would otherwise cause the Holder to exceed a beneficial ownership limitation equal to 4.99% (or 9.99% on or after June 20, 2026) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (“Beneficial Ownership Limitation”), the Company shall only issue such number of Conversion Shares to the Holder that would not cause the Holder to exceed the maximum number of Conversion Shares permitted under this Section 6(a), as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through this Agreement. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the outstanding shares of Common Stock and any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. Upon the written or oral request of the Holder, the Company shall promptly (but not later than the next business day on which the Company’s transfer agent is open for business) confirm in writing to the Investor the number of shares of Common Stock then outstanding.

(b) Removal of Legends. Certificates evidencing shares of Common Stock issuable pursuant to this Agreement or the Amended Note shall not be required to contain the legend set forth in Section 1(d) above or any other legend (i) while a registration statement covering the resale of such shares of Common Stock is effective under the Securities Act, (ii) following any sale of such shares of Common Stock pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such shares of Common Stock are eligible to be sold, assigned or transferred under Rule 144 (provided that the Holder provides the Company with reasonable assurances that such shares of Common Stock are eligible for sale, assignment or transfer under Rule 144), in which case the Company shall direct its counsel to provide an opinion reasonably satisfactory to the Holder setting forth the basis for such legal removal (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the shares of Common Stock may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than two (2) trading days (or such earlier date as required pursuant to applicable law, rule or regulation for the settlement of a trade initiated on the date the Holder delivers such legended certificate representing such shares of Common Stock to the Company) following the delivery by the Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such shares of Common Stock (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Holder as may be required above in this Section 6(b), as directed by the Holder, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program (“FAST”), credit the aggregate number of shares of Common Stock to which the Holder shall be entitled to its or its designee’s balance account with DTC through its DWAC system or (B) if the Company’s transfer agent is not participating in FAST, issue and deliver (via reputable overnight courier) to the Holder, a certificate representing such shares of Common Stock that is free from all restrictive and other legends, registered in the name of the Holder or its designee. The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of shares of Common Stock or the removal of any legends with respect to any shares of Common Stock in accordance herewith.

(c) Public Disclosure. The Company shall timely file a Current Report on Form 8-K or another report in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), describing all the material terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching all the material exhibits (collectively, the “Public Filing”). From and after the filing of the Public Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby.

(d) Nasdaq Delisting Standstill. The Holder agrees that it shall not declare, and shall have no right to declare, an Event of Default (as defined in the Amended Note) under Section 4(i) of the Amended Note as a result of the Company’s Common Stock being suspended from trading on or failing to be listed on an Eligible Market (as defined in the Note) for a period of sixty (60) days following the Closing Date.

7. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) At the option of any party hereto in the event that the Closing has not occurred by June 15, 2026 and such delay was not as a result of any breach of this Agreement by the terminating party;

(b) By the Holder if the Company’s Board of Directors has failed to recommend or has withdrawn its approval or recommendation of the transactions contemplated hereby;

(c) At the option of any party if the other party has materially breached this Agreement and has not cured such breach within 30 days of written notice thereof; or

(d) At the option of any party if any competent regulatory authority shall have issued an order making illegal or otherwise preventing, prohibiting, or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable.

8. Miscellaneous.

(a) Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(b) Counterparts. This Agreement may be executed in any number of counterparts (including by electronic signature) and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

(c) Choice of Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware in respect of any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably waives any objection to the laying of venue of any such action in such courts, including any objection that such courts are an inconvenient forum. Each of the Company and the Holders hereby irrevocably waives all right to a trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement and the transactions contemplated hereby.

(d) Successors and Assigns. This Agreement shall be binding upon the Company, the Holder, and their respective successors and assigns, and shall inure to the benefit of the Company, the Holder, and their respective successors and permitted assigns.

(e) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

(g) Amendments. All amendments or modifications of this Agreement and all consents, waivers, and notices delivered hereunder or in connection herewith shall be in writing.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect thereto.

(i) Expenses. Each party shall be responsible for and shall bear its own fees, costs, and expenses (including the fees and disbursements of legal counsel, accountants, and financial advisors) incurred in connection with the negotiation, execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

[Signature to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ZSPACE, INC.		3i, LP

By: 3i Management LLC, its General Partner

By:	/s/ Paul Kellenberger	By:	/s/ Maier J. Tarlow
Name: Paul Kellenberger		Name: Maier J. Tarlow
Title: Chief Executive Officer		Title: Manager

Exhibit A

Calculation of First Note Converted Amount

The following calculation of the First Note Converted Amount is calculated as of May 28, 2026 and shall be updated and confirmed by the parties to the Agreement as of the Closing Date.

Principal	$789,110
Interest and Make-Whole	$139,936
Cash True-up	$227,123
Late Charges on Cash True-up	$6,783
First Note Converted Amount	$1,162,952